EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan, the New Hire Option Agreement between David A. Stamler, M.D. and Registrant, and the New Hire Stock Unit Award Agreement between David A. Stamler, M.D. and Registrant of XenoPort, Inc. of our reports dated February 24, 2009, with respect to the financial statements of XenoPort, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of XenoPort, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

May 5, 2009